UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 25, 2012

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
1-9341		02-0377419
(Commission File Number)		(IRS Employer Identification No.)

98 Split Brook Road, Suite 100, Nashua, New Hampshire		03062
(Address of Principal Executive Offices)		(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 25, 2012, iCAD, Inc. (the “Company”), entered into an employment agreement with Kenneth M. Ferry, the Company’s Chief Executive Officer. The employment agreement replaces and supersedes the previous employment agreement entered into between the Company and Mr. Ferry.

Mr. Ferry’s employment agreement provides for his continued employment as the Company’s Chief Executive Officer and President for an initial term through December 31, 2016, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $400,000. The agreement also provides for his eligibility to receive, during each employment year during the term of the Agreement, a target annual incentive bonus of 55% of his base salary if the Company achieves goals and objectives determined by the Board. Mr. Ferry will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to him by the Board.

Mr. Ferry is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason”, Mr. Ferry will receive an amount equal to his base salary then in effect for one (1) year plus the pro rata portion of any incentive bonus earned in any employment year through the date of his termination. In the event that within six months of a “change in control”, either (i) Mr. Ferry is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason”, as all such terms are defined in the employment agreement, he will be entitled to receive his base salary then in effect for two (2) years from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to his agreement, Mr. Ferry was also granted an option to purchase 200,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at an exercise price of $2.27 per share, the closing sale price of the Common Stock on September 25, 2012 (the “Grant Date”). The options vest and become exercisable in four annual installments of 50,000 shares commencing on the Grant Date and expire on the ten year anniversary of the Grant Date. The unvested portion of the award will automatically vest if Mr. Ferry’s employment is terminated without cause or for good reason within six (6) months of a change in control.

In addition to the foregoing, on September 25, 2012, the following officers of the Company were granted options to purchase shares of Common Stock as follows: Kevin Burns - 50,000 shares; Stacey Stevens - 50,000 shares; and Jonathan Go - 45,000 shares. These options become exercisable in three annual installments, commencing on the one year anniversary of the Grant Date and expire on the ten year anniversary of the Grant Date.

9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Employment Agreement dated September 25, 2012 between the Company and Kenneth Ferry.

Exhibit 10.2	Form of Option Agreement under the Company’s 2012 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Kevin C. Burns
Name: Kevin C. Burns Title: Executive Vice President of Finance and Chief Financial Officer

Date: September 26, 2012